Exhibit 99.2

CM Life Sciences III Inc., Sponsored by Affiliates of Casdin Capital and Corvex Management, Announces Closing of $552 Million Initial Public Offering

April 9, 2021 — NEW YORK — CM Life Sciences III Inc. (the “Company”) announced today that it closed its initial public offering of 55,200,000 units at $10.00 per unit, including 7,200,000 units issued pursuant to the exercise in full by the underwriters of its over-allotment option. The units are listed on The Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “CMLTU” on April 7, 2021. Each unit consists of one share of Class A common stock and one-fifth of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “CMLT” and “CMLTW,” respectively.

The Company, sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP, is led by Chief Executive Officer Eli Casdin and Chairman Keith Meister. The Company is a blank check company formed for the purpose of effecting a business combination. The Company intends to focus its search for business combination targets in three separate areas of the life sciences industry that are often fragmented – life sciences tools, synthetic biology and diagnostics.

Jefferies LLC and Cowen and Company, LLC served as the joint book runners for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by telephone: 833-297-2926 or by email: postSaleManualRequests@broadridge.com..

Registration statements relating to these securities became effective on April 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

CM Life Sciences III Inc.
Alex Fisk
(212) 554-4963